Exhibit 10.9
October 19, 2006
Mr. Michael E. Kalogris
1100 Cassatt Road
Berwyn, PA 19312
Dear Mr. Kalogris:
     You previously entered into an employment agreement with SunCom Wireless Management Company, Inc. (f/k/a Triton Management Company, Inc.) (the “Company”) and its parent, SunCom Wireless PCS Holdings, Inc. (f/k/a Triton PCS Holdings, Inc.) (“SunCom”) dated as of February 4, 1998 (the “Original Employment Agreement”) and thereafter amended by an Amendment No. 1 dated June 30, 1998, an Amendment No. 2 dated December 31, 1998, an Amendment No. 3 dated June 8, 1999, a certain Letter Agreement (the “2003 Letter Agreement”) dated May 6, 2003, a certain Letter Agreement (the “First 2005 Letter Agreement”) dated December 2, 2005, and a certain Letter Agreement (the “Second 2005 Letter Agreement”) dated December 14, 2005. The Original Employment Agreement as amended by Amendments Nos. 1, 2 and 3, the 2003 Letter Agreement, the First 2005 Letter Agreement and the Second 2005 Letter Agreement is referred to herein as the “Existing Employment Agreement.” Except as otherwise defined herein, all capitalized terms shall have the meaning set forth in the Existing Employment Agreement.
     SunCom and the Company pursuant to this letter agreement (this “Agreement”) hereby agree to modify the terms of your Existing Employment Agreement as set forth below, effective as of the date this Agreement is executed:
     1. Continuation Coverage. Section 5 of the Existing Employment Agreement is modified to add the following language in a new subsection (b)(v) concerning your right to continued coverage under the Company’s health benefits plans:
Following the end of the Employment Period pursuant to your termination of employment for Good Reason, by reason of your death or Disability, by the Company by notice of non-renewal of the Agreement, or by the Company Without Cause, you shall be entitled (in addition to any other benefits, payments or compensation) to continuation of coverage under and participation rights in the Company’s then existing medical, dental and prescription drug programs for the 12-month period following the end of the Employment Period (to the extent such continued coverage is permitted under applicable law) at the same level of coverage (i.e. single, spousal or family) applicable to you as of the date of termination and subject to the same Company and employee contributions for such coverage in effect as of the date of termination and during such 12-month period for similarly situated

Mr. Michael E. Kalogris
October 19, 2006

employees, in each case, to the same extent as if you were still employed by the Company during such period.
     2. All Other Provisions Remain Effective. Except as otherwise expressly modified under this Agreement, all other terms and conditions of the Existing Employment Agreement shall continue in full force and effect and are hereby ratified and confirmed. In the event of any inconsistency between the terms of the Existing Employment Agreement and the terms of this Agreement, the terms of this Agreement shall control.
     Please evidence your acceptance of the foregoing modification to the Existing Employment Agreement by executing this Agreement where provided below and returning it to me, whereupon this Agreement shall constitute the legally valid and binding obligation of the parties hereto, enforceable against such parties in accordance with its terms, and future references to your Employment Agreement shall mean the Existing Employment Agreement as amended by this Agreement.
     Pending execution of this Agreement or in the event you elect not to accept this offer, your employment shall continue under the terms of the Existing Employment Agreement.

SunCom Wireless Holdings, Inc.
By:	/s/ Eric Haskell
Eric Haskell
Chief Financial Officer

SunCom Wireless Management Company, Inc.
By:	/s/ William A. Robinson
William A. Robinson
Executive Vice President, Operations

Executive
/s/ Michael E. Kalogris
MICHAEL E. KALOGRIS